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Exhibit 99.2

Samsonite Announces Proposed Private Offering of Notes

        DENVER, Colorado, April 30, 2004—SAMSONITE CORPORATION (OTC Bulletin Board: SAMC.OB) announced today that it proposes, subject to market and other customary conditions, to commence a private offering of new senior and senior subordinated notes in an aggregate principal amount of approximately $325 million. The Company intends to use the proceeds of the offering, along with cash on hand and borrowings under its credit facility, to retire its outstanding 10 3/4% senior subordinated notes due 2008 and to pay related fees and expenses. The Company can give no assurance that the proposed offering of the notes will be completed.

        The notes will be offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, and outside the United States pursuant to Regulation S under the Securities Act of 1933. The notes to be offered have not been and may not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes.

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        The Company is one of the world's largest manufacturers and distributors of luggage and markets luggage, casual bags, backpacks, business cases and travel-related products under brands such as SAMSONITE®, AMERICAN TOURISTER®, LARK®, HEDGREN® and SAMSONITE® black label.

        This press release contains forward-looking statements within the meaning of the federal securities laws relating to the Company's plans to offer the notes and consummate the offering, the anticipated terms of the notes and the anticipated use of proceeds of the offering. These statements are based upon the current expectations and beliefs of the Company's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-look statements. These risks and uncertainties include market conditions and other factors beyond the Company's control and the risk factors and other cautionary statements discussed in the Company's filings with the Securities and Exchange Commission.

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  Exhibit 99.2